Exhibit 99.1

(BW) (CA-AMGEN) (AMGN) Amgen’s Second Quarter 2005 Adjusted Earnings Per Share Increased 42 Percent to 88 Cents

Business Editors/Health/Medical Writers

THOUSAND OAKS, Calif.—(BUSINESS WIRE)—July 19, 2005—Amgen Inc. (NASDAQ:AMGN):

—	Second Quarter 2005 GAAP Earnings Per Share Increased 44 percent to 82 Cents

—	2005 Revenue Growth Guidance Raised to Mid-to-High Teens

—	2005 Adjusted Earnings Per Share Guidance Increased to a Range of $3.10 to $3.20, a Growth Rate of 29 to 33 Percent

Amgen (NASDAQ:AMGN) reported adjusted earnings per share (EPS) for the second quarter of 2005 of 88 cents, an increase of 42 percent compared to 62 cents during the second quarter of 2004. Adjusted net income rose 36 percent to $1.1 billion compared to $809 million in the second quarter of 2004. The company also increased its full year guidance for total revenue growth to a range of mid-to-high teens from the previous range of low double-digits to mid-teens and for adjusted EPS to a range of $3.10 to $3.20 from the previous range of $2.80 to $2.90, which represents an increase of 29 to 33 percent over 2004 adjusted EPS.

During the second quarter, total product sales increased 26 percent to $3.1 billion from $2.4 billion in the second quarter of 2004. Second quarter U.S. sales totaled $2.5 billion, an increase of 26 percent versus the same quarter in 2004. International sales totaled $540 million versus $424 million during the comparable period in 2004, an increase of 27 percent. International sales benefited from foreign exchange by approximately $31 million. Total revenue increased 23 percent during the second quarter to $3.2 billion.

Adjusted earnings per share and adjusted net income for the three months ended June 30, 2005 and 2004 primarily exclude certain expenses related to the acquisitions of Immunex Corporation and Tularik Inc. These expenses and other items are itemized on the reconciliation tables below.

On a reported basis and calculated in accordance with U.S. generally accepted accounting principles (GAAP), Amgen’s earnings per share increased 44 percent to 82 cents in the second quarter of 2005 from 57 cents in the same quarter last year. Net income was $1.0 billion in the second quarter of 2005 versus $748 million for the second quarter of 2004, an increase of 38 percent.

“Our strong business momentum continued well into the second quarter, which has enabled us to raise revenue and earnings guidance for the year,” said Kevin Sharer, chairman and CEO. “Our pipeline continues to advance, which will be key to driving long-term growth,” concluded Sharer.

Product Sales Performance

Worldwide sales of Aranesp(R) (darbepoetin alfa), increased 36 percent to $837 million in the second quarter of 2005 versus $617 million during the second quarter of 2004. This growth was driven principally by demand reflecting market share gains and to a lesser extent market growth. U.S. Aranesp sales were $536 million versus $380 million in the prior year, with share gains in all major segments driving growth. International Aranesp sales were $301 million versus $237 million in the same quarter last year. International Aranesp sales benefited from foreign exchange of approximately $17 million in the second quarter.

Sales of EPOGEN(R) (Epoetin alfa) during the second quarter were $647 million versus $633 million in the comparable period of 2004. EPOGEN sales increased by two percent in the second quarter of 2005 reflecting a decrease in demand that was offset by wholesaler inventory changes and a favorable revised estimate of dialysis demand (primarily spillover) for prior quarters. Demand was affected by higher sales incentives and increased usage of Aranesp in dialysis. Spillover is a result of the company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s 2004 Form 10-K for a more detailed discussion of this relationship and a description of spillover.)

Combined worldwide sales of Neulasta(R) (pegfilgrastim) and NEUPOGEN(R) (filgrastim), were $899 million in the second quarter of 2005 versus $721 million for the second quarter of 2004, an increase of 25 percent. Combined sales growth for Neulasta and NEUPOGEN was primarily driven by increased demand for Neulasta.

Combined sales of Neulasta and NEUPOGEN in the United States were $698 million in the second quarter of 2005 versus $557 million in the second quarter of 2004, an increase of 25 percent. Combined international sales increased 23 percent to $201 million in the second quarter of 2005 versus $164 million over the same quarter in the prior year. Combined international Neulasta and NEUPOGEN sales benefited from foreign exchange by approximately $11 million in the second quarter of 2005.

Sales of Enbrel(R) (etanercept), increased 45 percent during the second quarter to $639 million versus $440 million during the same period in 2004, driven by strong demand. ENBREL continues to lead the Dermatology biologic marketplace and its market share is stable in the competitive Rheumatology setting.

Operating Expense Analysis on an Adjusted Basis:

•	Cost of sales increased to $530 million in the second quarter of 2005 from $435 million during the second quarter of 2004, primarily due to higher sales volumes.

•	Research and development (R&D) expenses totaled $564 million during the second quarter versus $460 million in the second quarter of 2004. Second quarter increases were primarily driven by staff-related expenses in part related to the Tularik acquisition and key clinical trials including the ramp up of large-scale Phase 3 trials for AMG 162, Amgen’s investigational therapy for bone loss.

•	Selling, general and administrative (SG&A) expenses were $646 million in the second quarter versus $587 million for the same quarter of the prior year. Increases for the second quarter are a result of higher staff-related expenses in support of the Company’s key products and the Wyeth profit share related to ENBREL sales growth.

Amgen’s adjusted tax rate decreased five percentage points compared to the second quarter of 2004 due to favorable resolution of prior year tax claims with the IRS and to a lesser degree, an increase in permanently reinvested earnings of its foreign subsidiaries. The favorable resolution of prior year tax claims benefited adjusted EPS by approximately 4 cents during the quarter. For the remainder of the year, the adjusted tax rate is expected to be slightly lower than the Company’s first quarter 2005 adjusted rate of 26.4 percent.

Stock repurchases for the second quarter 2005 totaled $750 million representing approximately 12 million shares. In December 2004, the Company’s board of directors authorized a stock repurchase program of $5 billion. At the end of the second quarter, the Company had $3.5 billion remaining under this stock authorization.

Capital expenditures for the second quarter of 2005 were $205 million, primarily due to construction at the company’s Puerto Rico manufacturing facility, versus $356 million in 2004. The company’s cash and marketable securities were $4.4 billion at the end of the quarter.

Second Quarter Product and Pipeline Highlights

AMG 162: During the second quarter, pivotal Phase 3 trials for AMG 162 completed enrollment in postmenopausal osteoporosis and treatment induced bone loss in non-metastatic breast cancer and prostate cancer.

Aranesp: Amgen announced the submission of a supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) for Aranesp. The sBLA is based on Phase 3 data that Amgen believes will demonstrate Aranesp administered every three weeks is safe and effective in the treatment of chemotherapy-induced anemia in patients with non-myeloid malignancies.

New interim data for Aranesp suggesting a major response in anemic patients with myelodysplastic syndromes (MDS) was recently presented at the 17th International Symposium of the Multinational Association of Supportive Care in Cancer (MASCC) at Geneva. The data was generated from a Phase 2 study evaluating the use of 500 mcg of Aranesp every three weeks to treat anemia in patients with MDS.

Enbrel: During the quarter, the FDA approved an expanded indication for ENBREL to improve physical function in patients with psoriatic arthritis. ENBREL is the first and only treatment to receive this expanded indication.

Panitumumab: Amgen, together with its partner Abgenix, announced the initiation of a Phase 3 clinical study to evaluate the potential benefits of adding panitumumab, an experimental fully human antibody to bevacizumab (Avastin) and chemotherapy. The clinical trial called the PACCE (Panitumumab Advanced Colorectal Cancer Evaluation) study is a randomized, multi-center, open label study with endpoints of progression-free survival, overall survival and response rate.

AMG 531: Amgen is in the process of filing an IND in chemotherapy-induced thrombocytopenia (CIT) for AMG 531. Studies in CIT will begin in 2005.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2004, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

About Amgen

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

Amgen Inc.

Condensed Consolidated Statements of Operations and Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2005
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,072	$—		$3,072
Other revenues	100	—		100

Total revenues	3,172	—		3,172

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	530	—		530
Research and development	567	(3	)(1)	564
Selling, general and administrative	646	—		646
Amortization of intangible assets	87	(87	)(2)	—
Legal settlements	49	(49	)(3)	—

Total operating expenses	1,879	(139)		1,740

Operating income	1,293	139		1,432

Interest and other (expense)/income, net	6	(20	)(4)	(14)

Income before income taxes	1,299	119		1,418

Provision for income taxes	270	44	(7)	314

Net income	$1,029	$75		$1,104

Earnings per share:
Basic	$0.83			$0.90
Diluted (8)	$0.82			$0.88

Shares used in calculation of earnings per share:
Basic	1,233			1,233
Diluted (8)	1,250			1,250

(1) - (8) See explanatory notes

	Three Months Ended June 30, 2004
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$2,431	$—		$2,431
Other revenues	154	—		154

Total revenues	2,585	—		2,585

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	435	—		435
Research and development	468	(8	)(5)	460
Selling, general and administrative	591	(4	)(5)	587
Amortization of intangible assets	84	(84	)(2)	—
Legal settlements	—	—		—

Total operating expenses	1,578	(96)		1,482

Operating income	1,007	96		1,103

Interest and other (expense)/income, net	10	—		10

Income before income taxes	1,017	96		1,113

Provision for income taxes	269	35	(7)	304

Net income	$748	$61		$809

Earnings per share:
Basic	$0.59			$0.64
Diluted (8)	$0.57			$0.62

Shares used in calculation of earnings per share:
Basic	1,268			1,268
Diluted (8)	1,318			1,318

(1) - (8) See explanatory notes

Amgen Inc.

Condensed Consolidated Statements of Operations and Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Six Months Ended June 30, 2005
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$5,807	$—		$5,807
Other revenues	198	—		198

Total revenues	6,005	—		6,005

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,019	—		1,019
Research and development	1,091	(6	)(1)	1,085
Selling, general and administrative	1,223	—		1,223
Amortization of intangible assets	174	(174	)(2)	—
Legal settlements	49	(49	)(3)	—

Total operating expenses	3,556	(229)		3,327

Operating income	2,449	229		2,678

Interest and other (expense)/income, net	(4)	(20	)(4)	(4)
		20	(6)

Income before income taxes	2,445	229		2,674

Provision for income taxes	562	84	(7)	646

Net income	$1,883	$145		$2,028

Earnings per share:
Basic	$1.52			$1.63
Diluted (8)	$1.49			$1.60

Shares used in calculation of earnings per share:
Basic	1,241			1,241
Diluted (8)	1,270			1,270

(1) - (8) See explanatory notes

	Six Months Ended June 30, 2004
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$4,639	$—		$4,639
Other revenues	289	—		289

Total revenues	4,928	—		4,928

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	809	(2	)(5)	807
Research and development	909	(16	)(5)	893
Selling, general and administrative	1,107	(8	)(5)	1,099
Amortization of intangible assets	168	(168	)(2)	—
Legal settlements	—	—		—

Total operating expenses	2,993	(194)		2,799

Operating income	1,935	194		2,129

Interest and other (expense)/income, net	31	—		31

Income before income taxes	1,966	194		2,160

Provision for income taxes	528	71	(7)	599

Net income	$1,438	$123		$1,561

Earnings per share:
Basic	$1.13			$1.22
Diluted (8)	$1.09			$1.19

Shares used in calculation of earnings per share:
Basic	1,274			1,274
Diluted (8)	1,326			1,326

(1) - (8) See explanatory notes

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation provided to certain Tularik Inc. (“Tularik”) employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik short-term retention plan. The total estimated remaining costs of such incremental compensation is approximately $21 million, pre-tax.

(2)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily Enbrel(R), related to the Immunex Corporation (“Immunex”) acquisition. The total 2005 annual non-cash charge is currently estimated to be approximately $347 million, pre-tax.

(3)	To exclude the impact of legal settlements incurred, net of amounts previously accrued, primarily related to settling a patent legal proceeding.

(4)	To exclude the net gain realized on the termination of a manufacturing agreement with Genentech, Inc. (“Genentech”) for the production of ENBREL at Genentech’s manufacturing facility in South San Francisco.

(5)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. All amounts have been incurred under this plan.

(6)	To exclude the pro rata portion of the debt issuance costs that were immediately charged to interest expense, as a result of certain holders of the convertible notes exercising their March 1, 2005 put option and the related convertible notes being repaid in cash.

(7)	To reflect the tax effect of the above adjustments.

(8)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended June 30, 2005		Three Months Ended June 30, 2004
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$1,029	$1,104	$748	$809
Adjustment for interest expense on convertible notes, net of tax (A)	1	1	5	5

Net income for diluted EPS, after assumed conversion of convertible notes	$1,030	$1,105	$753	$814

Shares (Denominator):
Weighted-average shares for basic EPS	1,233	1,233	1,268	1,268
Effect of dilutive securities	9	9	15	15
Effect of convertible notes, after assumed conversion (A)	8	8	35	35

Weighted-average shares for diluted EPS	1,250	1,250	1,318	1,318

Diluted earnings per share	$0.82	$0.88	$0.57	$0.62

	Six Months Ended June 30, 2005		Six Months Ended June 30, 2004
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$1,883	$2,028	$1,438	$1,561
Adjustment for interest expense on convertible notes, net of tax (A)	6	6	11	11

Net Income for diluted EPS, after assumed conversion of convertible notes	$1,889	$2,034	$1,449	$1,572

Shares (Denominator):
Weighted-average shares for basic EPS	1,241	1,241	1,274	1,274
Effect of dilutive securities	10	10	17	17
Effect of convertible notes, after assumed conversion (A)	19	19	35	35

Adjusted weighted-average shares for diluted EPS	1,270	1,270	1,326	1,326

Diluted earnings per share	$1.49	$1.60	$1.09	$1.19

(A)	On May 6, 2005, in connection with an exchange offer, we modified the terms of approximately 95% of our convertible notes then outstanding (the “Modified Convertible Notes”). As a result of certain of these modifications, if converted, the Modified Convertible Notes would be settled in 1) cash equal to the lesser of the accreted value of the Modified Convertible Notes at the conversion date or the conversion value, as defined, and 2) shares of common stock, if any, to the extent the conversion value exceeds the accreted value. Accordingly, the Modified Convertible Notes do not impact diluted earnings per share under the “if-converted” method but rather, they impact diluted earnings per share under the treasury stock method, and only to the extent that the conversion value exceeds the accreted value during any reporting period, requiring such difference, if any, to be potentially settled in shares of common stock.

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Aranesp(R) - U.S.	$536	$380	$983	$710
Aranesp(R) - International	301	237	577	450
EPOGEN(R) - U.S.	647	633	1,230	1,223
Neulasta(R) - U.S.	490	362	906	698
Neulasta(R) - International	97	64	182	123
NEUPOGEN(R) - U.S.	208	195	390	367
NEUPOGEN(R) - International	104	100	216	197
Enbrel(R) - U.S.	614	423	1,184	805
Enbrel(R) - International	25	17	47	32
Other product sales - U.S.	37	14	70	22
Other product sales - International	13	6	22	12

Total product sales	$3,072	$2,431	$5,807	$4,639

U.S.	$2,532	$2,007	$4,763	$3,825
International	540	424	1,044	814

	$3,072	$2,431	$5,807	$4,639

Amgen Inc.

Condensed Consolidated Balance Sheets – GAAP

(In millions)

(Unaudited)

	June 30, 2005		Dec. 31, 2004
Assets
Current assets:
Cash and marketable securities	$4,440		$5,808
Trade receivables, net	1,707		1,461
Inventories	984		888
Other current assets	894		1,013

Total current assets	8,025		9,170
Property, plant, and equipment, net	4,863		4,712
Intangible assets, net	3,872		4,033
Goodwill	10,519		10,525
Other assets	759		781

Total assets	$28,038		$29,221

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,178		$2,984
Convertible notes	1,749	(2)	1,173	(1)

Total current liabilities	4,927		4,157
Deferred tax liabilities	1,209		1,294
Convertible notes	—		1,739	(2)
Other long-term debt	2,198		2,198
Other non-current liabilities	123		128
Stockholders’ equity	19,581		19,705

Total liabilities and stockholders’ equity	$28,038		$29,221

Shares outstanding	1,231		1,260

(1)	On March 2, 2005, as a result of certain holders of the Convertible notes exercising their March 1, 2005 put option, the Company repurchased $1,175 million, or approximately 40%, of the outstanding Convertible notes at their then-accreted value for cash. Accordingly the Convertible notes repurchased were classified as current liabilities at December 31, 2004.
(2)	Holders of the remaining outstanding Convertible notes may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2006 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of June 30, 2005, the Convertible notes have been classified as current liabilities.

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP Earnings Per Share Guidance for the Year Ended December 31, 2005

2005
“Adjusted” earnings per share guidance	$3.10 - $3.20

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets (1)	(0.16)
Tularik merger related incremental compensation (2)	(0.01)
Write-off of convertible notes debt issuance costs (3)	(0.01)
Legal settlements (4)	(0.02)
Termination of manufacturing agreement (5)	0.01
Tax liability related to repatriation of certain foreign earnings (6)	—

GAAP earnings per share guidance	$2.91 - $3.01

The guidance for both “Adjusted” earnings per share and GAAP earnings per share does not include the impact of expense related to stock option compensation.

(1)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily Enbrel(R), related to the Immunex acquisition. The total 2005 annual non-cash charge is currently estimated to be approximately $347 million, pre-tax.
(2)	To exclude the incremental compensation provided to certain Tularik employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik short-term retention plan.
(3)	To exclude the pro rata portion of debt issuance costs that were immediately charged to interest expense, as a result of certain holders of the convertible notes exercising their March 1, 2005 put option and the related convertible notes being repaid in cash.
(4)	To exclude the impact of legal settlements incurred, net of amounts previously accrued, primarily related to settling a patent legal proceeding.
(5)	To exclude the net gain realized on the termination of a manufacturing agreement with Genentech for the production of ENBREL at Genentech’s manufacturing facility in South San Francisco.
(6)	To exclude the tax liability related to the repatriation of certain foreign earnings under the American Jobs Act of 2004 (“Jobs Act”). Uncertainty remains as to how to interpret numerous provisions of the Jobs Act. As such, we have not yet determined the amount of foreign earnings, if any, that will be repatriated and, therefore, the amount of the tax liability is not known. Based on our preliminary analysis to date, we are limited under the Jobs Act to repatriate up to approximately $500 million in foreign earnings.

2004 adjusted earnings per share was $2.40 and a reconciliation to GAAP earnings per share for this amount was provided in our January 27, 2005 news release.

—30—RJ/la*

CONTACT:	Amgen Inc., Thousand Oaks
Mary Klem, 805-447-4587 (Media)
Arvind Sood, 805-447-1060 (Investors)

SOURCE: Amgen Inc.